Exhibit (a)(5)(I)

PRESS RELEASE

AbbVie Completes Acquisition of Pharmacyclics

•                  Acquisition will accelerate AbbVie’s sales and earnings growth and further diversify its revenue base.  AbbVie continues to expect the acquisition to be accretive beginning in 2017.

•                  Broadens and deepens AbbVie’s already robust pipeline, establishing the company as an emerging leader in the hematological oncology space

•                  Acquisition adds Imbruvica®, one of the most promising new oncology therapies on the market, to AbbVie’s portfolio

NORTH CHICAGO, Ill., May 26, 2015 — AbbVie (NYSE: ABBV), a global biopharmaceutical company, announced today that it has completed the acquisition of Pharmacyclics, Inc. enhancing AbbVie’s scientific and commercial presence in oncology. Pharmacyclics is a leader in the hematological oncology market with Imbruvica® (ibrutinib), a first-in-class BTK-inhibitor used to treat hematological cancers, a $24 billion global market.

“The companies’ shared expertise, combined with AbbVie’s broad late-stage oncology pipeline, has the potential to transform the cancer treatment landscape for hematological malignancies and improve patient outcomes and quality of life,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie.  “Today marks a significant step forward in our effort to become a leader in oncology and meaningfully augment our long-term growth strategy. The Pharmacyclics team has built an important and rapidly growing franchise with significant long-term potential across a range of hematological cancers.”

Imbruvica is approved for use in four indications in the U.S. and is the only product to have received three Breakthrough Therapy designations by the U.S. Food and Drug Administration.  As part of a worldwide partnership with Janssen Biotech, Inc., Imbruvica is now approved in nearly 50 countries. Imbruvica is in mid- and late-stage development for additional hematological oncology indications, with more than 60 clinical trials underway, including 13 in Phase 3 development. Imbruvica is also in early-stage development for solid tumors. AbbVie will market Imbruvica in the United States.

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Across its oncology pipeline, AbbVie has five late-stage assets in clinical development positioned to launch within the next several years. Two programs, venetoclax, a Bcl-2 inhibitor, and duvelisib, a dual PI3 kinase inhibitor, are in development for hematological cancers. AbbVie intends to explore these assets in combination with Imbruvica to evaluate the potential for meaningful improvement beyond the current standard of care.

Pharmacyclics will be a wholly-owned subsidiary of AbbVie and will operate from its previous Sunnyvale, Calif. headquarters. Wulff-Erik von Borcke, a longtime industry leader and former head of AbbVie’s global marketing, will lead Pharmacyclics as president.

Combined with its existing facilities in Redwood City, Calif., AbbVie now employs more than 900 employees in California.

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Exchange Offer Information

The exchange offer to acquire all of the outstanding shares of Pharmacyclics common stock expired at 5:00 p.m., New York City time, on May 22, 2015.  The depositary for the exchange offer has informed AbbVie that a total of 67,408,824 shares of Pharmacyclics common stock, representing approximately 87 percent of Pharmacyclics’ outstanding common stock, were validly tendered and not withdrawn in the exchange offer.  All shares that were validly tendered and not withdrawn have been accepted for payment in accordance with the terms of the exchange offer and applicable law.

Of the shares tendered into the exchange offer, 24,058,187 shares made an election to receive the mixed consideration, 14,035,250 shares made an election to receive the all-cash consideration, 29,315,387 shares made an election to receive the all-stock consideration, and no shares were tendered without a valid election.

•                  Pharmacyclics stockholders who elected to receive the mixed consideration will receive the mixed consideration, which consists of $152.25 in cash and 1.6639 shares of AbbVie common stock per share of Pharmacyclics common stock;

•                  Pharmacyclics stockholders who elected to receive the all-cash consideration will receive $261.25 in cash per share of Pharmacyclics common stock; and

•                  Pharmacyclics stockholders who elected to receive the all-stock consideration will be subject to proration at a rate of approximately 61.66%, and will receive their consideration in the form of $261.25 in cash for shares not accepted for the all-stock election due to proration and 3.9879 shares of AbbVie common stock per share of Pharmacyclics common stock for shares that were accepted for the all-stock election.

Pharmacyclics stockholders will receive cash in lieu of fractional shares of AbbVie common stock. As a result of the acquisition, shares of Pharmacyclics common stock will cease to be traded on NASDAQ.

Following its acceptance of the shares tendered in the exchange offer, on May 26, 2015, AbbVie caused the merger of its subsidiary with and into Pharmacyclics without a vote of Pharmacyclics’ other stockholders, pursuant to Section 251(h) of the Delaware General Corporation Law, followed by a merger of Pharmacyclics with and into another AbbVie subsidiary.  As a result of the completed merger, Pharmacyclics became a wholly owned subsidiary of AbbVie.  In connection with the merger, all shares of Pharmacyclics common stock not validly tendered into the exchange offer have been cancelled and converted into the right to receive merger consideration in the same amounts offered in the exchange offer.  Holders of these shares will have the opportunity to elect among the mixed consideration, the all-cash consideration and the all-stock consideration, subject to proration, as described in the prospectus, dated April 17, 2015, filed by AbbVie in connection with the transaction.

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. Together with its wholly-owned subsidiary, Pharmacyclics, AbbVie employs more than 28,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the expected structure and timetable for the transaction between AbbVie and Pharmacyclics. The statements in this release are based upon current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include risks and uncertainties related to, among other things: the amount of the costs, fees, expenses and charges related to the offer and the merger; general economic and business conditions, global economic growth and activity; industry conditions; changes in laws or regulation; and other factors beyond the companies’ control as well as the risk factors and other cautionary statements described in AbbVie’s and Pharmacyclics’ filings with the SEC. Please refer to the Risk Factors section of AbbVie’s Registration Statement on Form S-4, as filed on March 23, 2015 for a further list and description of additional business risks, uncertainties, and other factors that may affect these statements. All subsequent written and oral forward-looking statements attributable to AbbVie or Pharmacyclics or any person acting on their behalf are qualified by the cautionary statements in this section.

Important Additional Information

This press release does not constitute an offer to purchase, or a solicitation of an offer to sell, shares of common stock of Pharmacyclics, nor is it a substitute for the Registration Statement on Form S-4 and tender offer materials that AbbVie filed with the Securities and Exchange Commission (“SEC”) on March 23, 2015, each as amended.

Investors and security holders of Pharmacyclics are urged to read the tender offer statement on Schedule TO, filed on March 23, 2015 (as amended, the “Schedule TO”), the Registration Statement on Form S-4, as filed on March 23, 2015 (as amended, the “Registration Statement”), and the solicitation/recommendation statement filed by Pharmacyclics on Schedule 14D-9, filed on March 23, 2015 (as amended, the “Schedule 14D-9”). The tender offer materials (including an offer to purchase, letter of transmittal and related tender offer documents), the Registration Statement and the Schedule 14D-9 contain important information which should be read carefully before any decisions are made with respect to the Offer.

In addition to the Schedule TO, the Schedule 14D-9 and the Registration Statement described above, AbbVie and Pharmacyclics file annual, quarterly and current reports, proxy statements and other information with the SEC. The Schedule TO, the Schedule 14D-9, the Registration Statement and any other relevant materials, and any other documents filed with the SEC by AbbVie or Pharmacyclics, are available without charge at the SEC’s website at www.sec.gov , or from the companies’ websites, at www.abbvieinvestor.com and http://www.pharmacyclics.com, respectively.

Free copies of the exchange offer materials (including the Registration Statement and the Schedule TO) are also available on AbbVie’s website at www.abbvieinvestor.com and copies of the Schedule 14D-9 are available on Pharmacyclics’ website http://www.pharmacyclics.com. Copies of the exchange offer materials (including the Registration Statement and the Schedule TO) may also be obtained free of charge from Georgeson Inc., the information agent for the exchange offer, by calling, toll-free, (888) 680-1528 or emailing PCYC@georgeson.com.

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